Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Third Quarter 2009

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--October 27, 2009--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the third quarter ended September 30, 2009.

During the quarter, the Company’s Board of Trustees completed their review of financial and strategic alternatives electing to move forward as a stand-alone company committed to optimizing shareholder value through the following initiatives:

  De-leverage and strengthen the balance sheet
  Establish measurable financial and operating goals
  Improve transparency and further align interests between management and shareholders
  Maximize real estate value through improved rental rates and higher occupancy

Third Quarter 2009 Highlights:

  De-leveraging Activities and Balance Sheet Metrics
    Completed 12.075 million common share equity offering raising net proceeds of $96.3 million, used to reduce floating rate debt
    Sold three non-core assets for net proceeds of $27.4 million, used to pay-down debt
    Debt to EBITDA of 7.7x, compared to 9.2x at June 30, 2009
    Fixed Charge Coverage Ratio of 2.1x, compared to 2.0x at June 30, 2009
  Corporate Governance
    Terminated the Company’s shareholder rights plan prior to expiration
    Committed to declassify the Board of Trustees by amending the Trust’s bylaws as part of the 2010 Annual Meeting of Shareholders
    Separated the roles of Chairman of the Board and Chief Executive Officer
  Core Real Estate Operations
    Signed two anchor leases with Ross Dress For Less in 27,700 SF and TJ Maxx in 25,000 SF to fill Linens ‘n Things vacancies in Florida and Ohio, respectively
    Signed an anchor lease for a 34,800 SF Best Buy to fill the Circuit City vacancy in Novi, Michigan
    Opened 21 new non-anchor stores at an average combined base rent of $13.79 per SF
    Renewed 41 non-anchor and five anchor leases at rental rates 6.0% over prior rents paid
    Total portfolio occupancy at quarter-end of 91.3%, compared to 91.3% at June 30, 2009 and 92.4% at September 30, 2008

“The third quarter marked a major turning point for our Company. In response to the Board of Trustee’s conclusion of its review of financial and strategic alternatives, we executed on a number of important financial transactions, which were undertaken with the goal of de-leveraging the balance sheet and strengthening our financial position. Our equity offering provided the added benefit of broadening our shareholder base and increasing our stock’s liquidity,” said Dennis Gershenson, President and Chief Executive Officer. “In addition, the management team and Board took advantage of the strategic review process to redefine the Company’s business strategy going forward to focus on those activities that are expected to yield the highest returns both in the near and long term, including completing our redevelopment projects, focusing on mid-box lease-up and driving minimum rents. Our future communications will highlight our progress in these key areas as well as other activities fundamental to increasing shareholder value.”

Funds from operations (FFO) for the third quarter of 2009 was $12.3 million, or $0.53 per diluted share, compared to $13.5 million or $0.63 per diluted share for the third quarter of 2008. Funds from operations for the nine months ended September 30, 2009 was $35.5 million, or $1.60 per diluted share, compared to $39.9 million or $1.86 per diluted share for the same period in 2008. FFO for the quarter was modestly impacted by the additional shares issued in conjunction with the Company’s equity offering completed in September. The decline in FFO for the quarter and nine month period was primarily attributable to a decrease in income due to asset sales to joint ventures (in prior periods), the sale of three net leased assets during the third quarter of 2009 and the impact of the bankruptcies of Linens ‘n Things and Circuit City.

Net income available to RPT common shareholders for the third quarter of 2009 was $9.3 million or $0.45 per diluted share, compared to net income available to RPT common shareholders of $11.6 million or $0.63 per diluted share for the third quarter of 2008. Net income available to RPT common shareholders for the nine months ended September 30, 2009 was $13.1 million or $0.68 per diluted share, compared to $26.0 million or $1.41 per diluted share for the same period in 2008. Net income was modestly impacted by the additional shares issued in conjunction with the equity offering completed in September. The decline in net income for the quarter and nine month period is primarily attributable to a decrease in the gain on asset sales over 2008 levels as well as the impact of tenant bankruptcies.

Operating Portfolio Statistics

As of September 30, 2009, the Company owned equity interests in 88 retail shopping centers totaling approximately 19.8 million square feet consisting of 55 wholly-owned properties and 33 properties held through joint ventures. The overall portfolio occupancy was 91.3% as of September 30, 2009, compared to 91.3% on June 30, 2009 and 92.4% on September 30, 2008.

At the end of the third quarter, the Company had 48 properties in its same-center portfolio, representing those centers that have been owned and operated for the same three and nine month periods during each year. Same center net operating income (NOI) for the quarter declined 5.1% compared to the same period in 2008. The decrease was primarily the result of vacancies created by the Linens ‘n Things and Circuit City bankruptcies. Same center NOI for the quarter was also impacted by approximately $190,000 in rent concessions. These concessions were granted in response to the overall weakening of the retail environment and have an average term of 21 months.

Excluding the effect of these items, same center NOI for the quarter would have decreased 2.7%. Ramco-Gershenson’s same-center portfolio was 94.4% occupied as of September 30, 2009, compared to 94.4% on June 30, 2009 and 94.1% on September 30, 2008.

As previously reported, based upon continued exposure to the Linens ‘n Things and Circuit City vacancies and negotiated rent concessions, same center NOI is expected to be down approximately 3% to 4% for the full-year 2009, compared to 2008.

Rent Commencements/Leasing

During the third quarter, the Company opened 21 new non-anchor stores, totaling 61,286 square feet, at an average combined base rent of $13.79 per square foot, a 14.7% decrease over portfolio average rents for non-anchor tenants. Of the 21 new non-anchor stores that opened during the quarter, two are larger format stores totaling 23,175 square feet, or 37.8% of the new space. Excluding those two tenants, the average combined base rent would have been $17.70 per square foot, or an increase of 9.1%.

Also during the quarter, the Company renewed 41 non-anchor leases in 119,419 square feet, at an average base rent of $14.76 per square foot, an increase of 6.0% over prior rental rates. The Company also renewed five anchor leases in 188,728 square feet, at an average base rent of $6.34, an increase of 6.0% over prior rental rates.

During the quarter, the Company signed three new anchor leases including Best Buy in 34,800 square feet, TJ Maxx in 25,000 square feet and Ross Dress For Less in 27,700 square feet. Best Buy will occupy the vacant Circuit City space at the West Oaks I shopping center in Novi, Michigan. TJ Maxx and Ross Dress For Less are filling the vacant Linens ‘n Things spaces at the Crossroads Centre in Rossford, Ohio and the Plaza at Delray shopping center in Delray Beach, Florida. Additionally, the Company signed 28 new non-anchor leases in the third quarter for new tenancies that will take occupancy in subsequent periods. These new leases total 75,073 square feet, at an increase of 5.2% above combined portfolio average non-anchor rents. This leasing pace compares favorably to the 21 new non-anchor leases signed in 2008.

Redevelopment

At September 30, 2009, the Company had eight value-added redevelopment projects in progress, all with signed leases for the expansion or the addition of an anchor or out-lot tenant. The Company plans to spend approximately $3.6 million on these projects during the remainder of 2009. The redevelopments are expected to produce a 13.0% stabilized return on the Company’s equity investment in the projects.

Development

The Company had no significant new development activity in the quarter. During the remainder of 2009, the Company anticipates spending $1.6 million on its development program, including its share of current wholly-owned and joint venture projects.

Dispositions

During the quarter the Company sold three net leased assets including a stand-alone Home Depot in Taylor, Michigan (Taylor Plaza) as well as a 207,945 square foot Wal-Mart at its Northwest Crossing shopping center in Knoxville, Tennessee and a 207,445 square foot Wal-Mart at its Taylor Square shopping center, in Greenville (Taylors), South Carolina. The Company retained ownership of the remaining portion of both shopping centers amounting to 125,000 square feet at Northwest Crossing and 34,000 square feet at Taylors Square. All three assets were unencumbered and produced aggregated net proceeds of $27.4 million. The proceeds were used to reduce outstanding borrowings under the Company’s unsecured revolving credit facility.

Capital Market Activities/Debt

In September 2009, the Company completed an equity offering of 12.075 million common shares, which included 1.575 million shares granted to the underwriters for over-allotments. The offering price was $8.50 per share providing aggregate net proceeds of $96.3 million. The net proceeds were used to repay borrowings under the Company's unsecured revolving credit facility.

As previously reported, the Company has received commitments for a new secured credit facility totaling $250 million. The new credit facility is anticipated to include a $150 million revolving credit facility expiring December 31, 2012 and a $100 million term loan expiring June 30, 2011, which will be paid down in equal installments over three years. The Company has also received a commitment to amend its secured revolving credit facility for The Town Center at Aquia. The new financings are expected to close in the fourth quarter of 2009.

At September 30, 2009, the Company’s total market capitalization equaled $844.2 million, including 33.7 million shares of common stock (or equivalents) valued at $300.6 million, compared to 21.6 million common shares (or equivalents) valued at $216.5 million at June 30, 2009.

Total debt at quarter-end approximated $543.5 million, with an average interest rate of 5.4% and an average maturity of 58 months. Of that total, $479.0 million was fixed rate debt and $64.5 million was variable rate debt. Total debt at June 30, 2009 was $662.2 million, of which, $480.2 million was fixed rate debt and $182.0 million was variable rate debt, with an average interest rate of 4.8% and an average maturity of 52 months.

At the end of the third quarter, the Company’s fixed charge coverage ratio was 2.1x, compared to 2.0x at June 30, 2009 and its debt-to-EBITDA ratio was 7.7x, compared to 9.2x at June 30, 2009.

Dividend

For 2009, it is the Company’s policy to pay aggregate annual dividends in an amount generally equal to its annual taxable income. On October 1, 2009, the Company paid a third quarter common share dividend of $0.16325 per share for the period of July 1, 2009 through September 30, 2009, to shareholders of record on September 20, 2009. The third quarter dividend was a reduction from the previous quarterly dividend of $0.2313 as a result of additional common shares issued during the quarter. The Company’s FFO payout ratio for the quarter was 31.1%.

Earnings Guidance

The Company has revised its earnings and FFO guidance for the year ending December 31, 2009. Full-year 2009 FFO per diluted share is expected to be in the range of $1.76 to 1.82 compared to the previous guidance of $1.80 to $1.86 per diluted share, previously adjusted prior to the launch of the Company’s equity offering in September. This change in FFO guidance is the result of the upsizing of the original common share offering from 9 million shares to 10.5 million shares and the issuance of an additional 1.575 million common shares to satisfy the underwriters’ over-allotment.

Conference Call/Webcast

Ramco-Gershenson Properties Trust will host a live broadcast of its third quarter conference call on Wednesday, October 28, at 2:00 p.m. eastern time, to discuss its third quarter financial results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-0778, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (pass code-Account #286, Conference ID # 335006), for one week.

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 88 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including the final terms of the proposed common share offering and the final size of such offering, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2009	2008	2009	2008

Revenues:
Minimum rents	$20,457	$22,348	$62,815	$68,232
Percentage rents	397	21	677	518
Recoveries from tenants	10,181	9,858	30,539	31,114
Fees and management income	1,410	1,677	4,036	5,029
Other income	163	538	1,516	1,517
Total revenues	32,608	34,442	99,583	106,410
Expenses:
Real estate taxes	4,653	4,398	13,879	13,871
Recoverable operating expenses	5,741	5,756	17,297	17,836
Depreciation and amortization	7,683	7,796	23,297	23,575
Other operating	907	835	2,824	2,892
General and administrative	3,263	3,342	12,752	11,967
Interest expense	7,757	8,685	23,765	27,357
Total expenses	30,004	30,812	93,814	97,498
Income from continuing operations before gain on sale
of real estate assets and earnings from unconsolidated entities	2,604	3,630	5,769	8,912
Gain on sale of real estate assets	4,610	9,247	5,011	19,534
Earnings from unconsolidated entities	492	283	1,349	1,949
Income from continuing operations	7,706	13,160	12,129	30,395
Discontinued operations:
Gain (loss) on sale of real estate assets	2,886	-	2,886	(463)
Income from operations	59	90	230	432
Income (loss) from discontinued operations	2,945	90	3,116	(31)
Net income	10,651	13,250	15,245	30,364
Less: Net income attributable to the noncontrolling interest
in subsidiaries	(1,327)	(1,665)	(2,108)	(4,350)
Net income attributable to Ramco-Gershenson Properties
Trust ("RPT") common shareholders	$9,324	$11,585	$13,137	$26,014

Amounts attributable to RPT common shareholders:
Income from continuing operations	$6,776	$11,507	$10,444	$26,041
Gain (loss) from discontinued operations	2,548	78	2,693	(27)
Net income	$9,324	$11,585	$13,137	$26,014

Calculation of Funds from Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Calculation of Funds from Operations:
Net income attributable to RPT common shareholders	$9,324	$11,585	$13,137	$26,014
Add:
Depreciation and amortization expense	9,178	9,218	27,782	27,901
Noncontrolling interest in partnership:
Continuing operations	930	1,653	1,685	4,354
Discontinued operations	397	12	423	(4)
Less:
Gain on sale of depreciable real estate	(4,610)	(8,952)	(4,593)	(18,828)
Discontinued operations, loss (gain) on sale of property	(2,886)	-	(2,886)	427

Funds from operations available to RPT common shareholders,
assuming conversion of OP units	$12,333	$13,516	$35,548	$39,864

Weighted average equivalent shares outstanding, diluted	23,467	21,406	22,211	21,411

Funds from operations available to RPT common shareholders,
per diluted share	$0.53	$0.63	$1.60	$1.86

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008

ASSETS
Investment in real estate, net	$806,466	$830,392
Cash and cash equivalents	8,594	5,295
Restricted cash	5,068	4,891
Accounts receivable, net	32,948	40,736
Equity investments in and advances to unconsolidated entities	108,827	95,867
Other assets, net	34,676	37,345

Total Assets	$996,579	$1,014,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable	$543,517	$662,601
Accounts payable and accrued expenses	29,746	26,751
Distributions payable	5,469	4,945
Capital lease obligation	6,992	7,191
Total Liabilities	585,724	701,488

SHAREHOLDERS' EQUITY
Ramco-Gershenson Properties Trust ("RPT") shareholders' equity:
Common Shares of Beneficial Interest	308	185
Additional paid-in capital	486,703	389,528
Accumulated other comprehensive loss	(2,604)	(3,328)
Cumulative distributions in excess of net income	(113,214)	(112,671)
Total RPT Shareholders' Equity	371,193	273,714
Noncontrolling interest in subsidiaries	39,662	39,324
Total Shareholders' Equity	410,855	313,038

Total Liabilities and Shareholders' Equity	$996,579	$1,014,526

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications